Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2012

Tontitown, Arkansas, October 24, 2012......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net income of $880,907, or diluted and basic earnings per share of $0.10 for the quarter ended September 30, 2012, and net income of $2,489,890, or diluted and basic earnings per share of $0.29 for the nine month period then ended. These results compare to net loss of $1,704,894, or diluted and basic loss per share of $0.19, and net loss of $2,990,408, or diluted and basic loss per share of $0.33, respectively, for the three and nine months ended September 30, 2011.

Operating revenues, including revenue from fuel surcharges, were $94,548,874 for the third quarter of 2012, a 6.3% increase compared to $88,937,884 for the third quarter of 2011. Operating revenues, including fuel surcharges, were $284,860,094 for the nine months ended September 30, 2012, a 5.6% increase compared to $269,854,603 for the nine months ended September 30, 2011.

Daniel H. Cushman, President of the Company, commented, “PAM extended the trend of year over year earnings growth during the third quarter 2012, despite significant hurdles faced during the quarter. This quarter completes four consecutive quarters of positive earnings, with each month of 2012 contributing both operating and net income.  Another milestone reached during the quarter was the achievement of operating and net income during the month of July, which we have not done in a decade – even in years like 2006 when we had an operating income of approximately $30 million for the year. These results further bolster our confidence in the continued refinement of our freight network and strategic expense control efforts.

“As we looked forward to the third quarter, we were apprehensive about July, due to the history of losses during the month, and September, due to it only having nineteen work days. July has historically been a very challenging month due to scheduled shutdown periods with automotive customers, however, diversification of our customer base helped to mitigate the impact of this cycle in 2012. In hindsight, August was the most challenging month of the quarter with an approximate $0.33 increase in the national average price of diesel fuel during the month, coupled with a softening in freight demand during the month. September 2012 was the first nineteen revenue day month, considering only major holidays, since November 2008. Despite these significant hurdles, we improved third quarter operating income by $3.6 million compared to the same period last year.

“We continue to find new growth opportunities with customers that we did little or no business with prior to my arrival in July 2010, and to refine our freight network to attain a favorable mix of rate optimization and cost minimization. We are pleased with the customer diversification we have achieved over the last two and half years and plan to increase focus on growth within this customer base by emphasizing our core business offerings and proving the value of our service.  We continue to grow and develop our service offerings of Expedited, Mexico, Dedicated, and Supply Chain Solutions.

“Our fleet replenishment cycle is on schedule and we remain very pleased with customer and driver satisfaction, reduced costs, and the contribution towards improving CSA scores achieved by this investment. As of September 30, 2012, our average tractor age was 1.9 years old, down from a high of 3.5 years in April 2011. The specifications of our new equipment coupled with various operational fuel saving strategies greatly reduces the effect of severe upside volatility in fuel prices similar to those experienced in August of this year.

“We continue to intensify our focus on our driving professionals and look for ways to improve their satisfaction with the company, as well as, programs to attract drivers from an ever decreasing pool of qualified candidates. We have added approximately 10% more drivers as of September 30, 2012, compared to September 30, 2011.

“While we are still apprehensive as we approach months that present significant profitability hurdles such as those faced in each month of the third quarter 2012, we grow more confident in our model with each passing profitable month achieved.  We would like to commend our dedicated employees, and thank our customers, suppliers and shareholders for their continued commitment and support.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; terrorist attacks; war; natural disasters; risk of doing business internationally; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue, before fuel surcharge	$74,431,498	$70,616,157	$223,299,708	$213,219,669
Fuel surcharge	20,117,376	18,321,727	61,560,386	56,634,934
	94,548,874	88,937,884	284,860,094	269,854,603

Operating expenses and costs:
Salaries, wages and benefits	35,276,939	30,275,768	101,082,341	88,490,423
Fuel expense	26,426,777	30,965,185	84,662,101	96,366,058
Operating supplies and expenses	10,302,930	10,363,520	29,746,415	28,848,040
Rent and purchased transportation	5,456,601	5,868,836	18,780,677	16,679,761
Depreciation	9,638,665	8,071,219	28,192,850	24,745,428
Operating taxes and licenses	1,246,297	1,188,797	3,725,698	3,712,334
Insurance and claims	3,487,272	3,113,108	10,082,119	9,825,635
Communications and utilities	532,901	554,990	1,659,690	1,904,760
Other	1,087,826	1,228,189	3,720,573	4,160,647
Loss (gain) on disposition of equipment	153,727	4,123	(89,685)	31,079
Total operating expenses and costs	93,609,935	91,633,735	281,562,779	274,764,165

Operating income (loss)	938,939	(2,695,851)	3,297,315	(4,909,562)

Interest expense	(644,967)	(375,179)	(1,811,534)	(1,356,708)
Non-operating income	1,188,283	172,609	2,677,219	1,325,080

Income (loss) before income taxes	1,482,255	(2,898,421)	4,163,000	(4,941,190)
Income tax expense (benefit)	601,348	(1,193,527)	1,673,110	(1,950,782)

Net income (loss)	$880,907	$(1,704,894)	$2,489,890	$(2,990,408)

Diluted earnings (loss) per share	$0.10	$(0.19)	$0.29	$(0.33)

Average shares outstanding – Diluted	8,703,029	8,941,163	8,701,520	9,142,278

	Quarter ended September 30,		Nine Months Ended September 30,
Truckload Operations	2012	2011	2012	2011

Total miles	49,757,225	48,178,945	150,523,395	147,188,224
Operating ratio*	98.87%	104.20%	98.65%	102.60%
Empty miles factor	8.60%	9.12%	8.79%	7.95%
Revenue per total mile, before fuel surcharge	$1.38	$1.38	$1.36	$1.36
Total loads	63,140	68,704	195,199	209,384
Revenue per truck per work day	$610	$584	$613	$592
Revenue per truck per week	$3,050	$2,920	$3,065	$2,960
Average company trucks	1,612	1,728	1,627	1,726
Average owner operator trucks	170	47	129	40

Logistics Operations
Total revenue	$5,913,898	$4,266,822	$18,634,493	$13,417,421
Operating ratio	97.23%	97.92%	97.14%	97.92%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.